Exhibit 10.31

HMH HOLDING INC. 2026 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement For [   ]

(this “Award Agreement”)

RECITALS

WHEREAS, in connection with the Participant’s appointment as a member and Chairman of the Board of Directors of HMH Holding B.V. (“HMH B.V.”), a wholly owned Subsidiary of HMH Holding Inc., (the “Company”), and the Participant’s appointment to the Company’s Board of Directors upon the listing of the Company’s Common Stock, the Participant became entitled to receive the “Additional Retainer” (as defined in the Summary of B.V. Board Chairman Compensation, which is attached hereto as Exhibit A, included in the letter agreement governing the terms of the Participant’s service as a member on the Board of Directors of HMH B.V. (the “Director Appointment Letter”), subject to the terms of the Director Appointment Letter;

WHEREAS, pursuant to the terms of the Director Appointment Letter, subject to the Company’s approval and an effective equity incentive plan being in place, in the event the Additional Retainer became payable as a result of the listing of the Company’s Common Stock, the Additional Retainer would be satisfied with a restricted stock unit award under the equity incentive plan then-maintained by the Company;

WHEREAS, pursuant to the terms of the Director Appointment Letter, the Additional Retainer became payable upon the effectiveness of the registration statement covering the initial public offering of the Class A common stock (the “Offering”) of the Company;

WHEREAS, the Company approved settling the Additional Retainer with the grant of restricted stock units under the Plan (as defined below); and

WHEREAS, this Award Agreement is hereby granted in satisfaction of the Additional Retainer.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual agreements, covenants and promises set forth herein and the mutual benefits to be gained by the performance of the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms Used Herein; Acceptance and Acknowledgements.

a. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the HMH Holding Inc. 2026 Long-Term Incentive Plan (the “Plan”).

b. The Participant acknowledges and agrees that the RSUs granted herein fully satisfy any and all obligations of the Company and HMH B.V. to the Participant with respect to the Additional Retainer arising under or in connection with the Director Appointment Letter.

2. Grant. In satisfaction of the Additional Retainer, the Committee of the Board of Directors of the Company has granted Restricted Stock Units (the “RSUs” or this “Award”) to the individual named in this Award Agreement (the “Participant”) on [ ] (the “Grant Date”). Each RSU entitles the Participant to receive from the Company one share of Class A common stock of the Company, par value $0.01 per share (a “Share”), for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3. Lapse of Restrictions. The RSUs [reflected in the Participant’s Plan account maintained by [insert stock plan administrator reference]] shall be immediately vested as of the Grant Date.

4. Issuance and Withholding Tax. As soon as practicable, but in no event more than thirty (30) days, following the Grant Date, the Company shall issue to the Participant such Shares with respect to the RSUs. The Participant is responsible to pay all required taxes associated with the RSUs (including in connection with the issuance of the Shares and the subsequent sale of the Shares received in settlement of the RSUs).

5. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the RSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the RSUs if the Committee determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 6. Notwithstanding the foregoing, no amendment of the RSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

6. Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

7. Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan will administer and maintain the data regarding the Plan, the participants and the awards granted to Participant. Participant authorizes the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”). Participant further acknowledges that Participant understands that the countries to which Participant’s Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant the RSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

8. Electronic Delivery. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

9. Nontransferability. Except as specified in this Award Agreement, this Award and this Award Agreement are not transferable or assignable by Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

10. Section 409A. This Award is intended to be exempt from or, to the extent not exempt from, compliant with Section 409A. To the extent applicable, the Plan and any award document governing an Award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

11. Adjustments to Award. This Award is subject to adjustments pursuant to Section 4c of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.

12. Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date set forth above.

HMH Holding Inc.	PARTICIPANT

By:

Name:	Name:

Title:

Exhibit A

Summary of B.V. Board Chairman Compensation

For your service as a member and Chairman of the Board of Directors (the “B.V. Board”) of HMH Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, with seat in Amsterdam, the Netherlands, address at Weerdestein 97, 1083 GG Amsterdam, the Netherlands and Trade Register number 82719322 (the “Company”) prior to the listing of the Class A common stock of HMH Holding Inc., a Delaware corporation (“PubCo”) (such date and time, the “PubCo Effective Time”), you will receive a cash retainer in the annualized amount of $75,000 for your service as a member of the B.V. Board and an additional cash retainer in the annualized amount of $50,000 for serving as Chairman of the B.V. Board, for an aggregate annual cash retainer of $125,000 (the “Cash Retainer”). The Cash Retainer will be earned on a quarterly basis based on a calendar quarter and will be paid in cash by the Company in arrears not later than the fifteenth (15th) day following the end of the calendar quarter. In the event that you do not serve as a member or Chairman of the B.V. Board for an entire calendar quarter, the Cash Retainer paid to you will be prorated for the portion of the calendar quarter actually served by you as member or Chairman, as applicable.

You will also receive an additional retainer of $175,000, which (1) will become payable on the earliest of (a) your resignation from the B.V. Board prior to the listing of PubCo’s Class A common stock, (b) the PubCo Effective Time, or (c) October 21, 2025, and (2) will be pro-rated for any partial portion of a calendar year served (equal to “A” multiplied by “B”, where “A” equals $175,000 and “B” is a fraction, the numerator of which is the number of days that have elapsed from (and, for the avoidance of doubt, including) October 21, 2024 through (and, for the avoidance of doubt, including) the earliest of the events set forth in clauses (a), (b) and (c) above, and the denominator of which is 365) (the “Additional Retainer” and together with the Cash Retainer, the “Retainers”). The Additional Retainer shall be paid by the Company in a lump sum cash payment within 30 days of the triggering event; provided, however, that, (x) if any such triggering event occurs in 2024, such payment shall not be made until 2025 and (y) subject to the requisite approvals by PubCo and an effective equity incentive plan being in place, in the event the Additional Retainer becomes payable pursuant to clause (b) above, the Additional Retainer will instead be satisfied upon the consummation of PubCo’s initial public offering of Class A common stock with a restricted stock unit award under the equity incentive plan then-maintained by PubCo, which shall vest immediately following the grant thereof. You will not be eligible for compensation as a member or Chairman of the B.V. Board other than the Retainers.

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